Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2015 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 23, 2015. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $2.2 million, or $0.95 per diluted share, for the quarter ended June 30, 2015 as compared to net income of $1.5 million and net income available to common shareholders of $1.4 million, or $0.64 per diluted share, for the quarter ended June 30, 2014.

Noninterest income for the quarter ended June 30, 2015 included an $831,000 gain on life insurance policies. Excluding the impact of this nonrecurring item, the Company would have reported net income and net income available to common shareholders of $1.6 million, or $0.69 per diluted share, for the quarter ended June 30, 2015.

Net interest income after provision for loan losses increased $25,000 for the quarter ended June 30, 2015 as compared to the same period in 2014. Interest income decreased $7,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets, from 4.46% for 2014 to 4.38% for 2015, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $16.4 million, from $643.4 million for 2014 to $659.8 million for 2015. Interest expense increased $60,000 when comparing the two periods due primarily to an increase in the average cost of interest-bearing liabilities, from 0.62% for 2014 to 0.66% for 2015. The average balance of interest-bearing liabilities was $561.8 million for each of the quarters ended June 30, 2015 and 2014. The provision for loan losses decreased $92,000, from $300,000 for 2014 to $208,000 for 2015. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $760,000, from $4.3 million at September 30, 2014 to $5.0 million at June 30, 2015. Net charge-offs were $202,000 for the quarter ended June 30, 2015 as compared to net charge-offs of $368,000 for the same period in 2014.

Noninterest income increased $646,000 for the quarter ended June 30, 2015 as compared to the same period in 2014. The increase was due primarily to the $831,000 gain on life insurance, which more than offset decreases in net gain on trading account securities and net gain on sales of available for sale securities of $165,000 and $122,000, respectively. The Company did not sell any available for sale securities during the 2015 quarter.

Noninterest expenses increased $147,000 for the quarter ended June 30, 2015 as compared to the same period in 2014. The increase was due primarily to an increase in compensation and benefits expense of $247,000, which more than offset a decrease in net loss on other real estate owned of $120,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases; increased incentive compensation based on Company performance; and increased staffing as a result of the Company’s enhanced focus on U.S. Small Business Administration program lending. The decrease in net loss on other real estate owned is due primarily to $181,000 in provisions for losses on other real estate owned during the 2014 quarter as compared to $33,000 in provisions for losses for the 2015 quarter.

The Company recognized income tax expense of $318,000 for the quarter ended June 30, 2015, for an effective tax rate of 12.6%, as compared to income tax expense of $534,000, for an effective tax rate of 26.8%, for the same period in 2014. The decreases in income tax expense and the effective tax rate for the quarter ended June 30, 2015 were due primarily to a higher level of nontaxable income as a result of the gain on life insurance and the Company’s captive insurance subsidiary, which was formed in September 2014.

Results of Operations for the Nine Months Ended June 30, 2015 and 2014

The Company reported net income of $4.9 million and net income available to common shareholders of $4.8 million, or $2.14 per diluted share, for the nine-month period ended June 30, 2015 as compared to net income of $4.0 million and net income available to common shareholders of $3.9 million, or $1.74 per diluted share, for the nine-month period ended June 30, 2014.

Noninterest income for the nine-month period ended June 30, 2015 included the $831,000 gain on life insurance. Excluding the impact of this nonrecurring item, the Company would have reported net income of $4.3 million and net income available to common shareholders of $4.2 million, or $1.87 per diluted share, for the nine-month period ended June 30, 2015.

Net interest income after provision for loan losses increased $346,000 for the nine months ended June 30, 2015 as compared to the same period in 2014. Interest income increased $202,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $27.2 million, from $630.7 million for 2014 to $657.9 million for 2015, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets, from 4.52% for 2014 to 4.40% for 2015. Interest expense increased $133,000 when comparing the two periods due primarily to an increase in the average balance of interest-bearing liabilities of $14.3 million, from $551.2 million for 2014 to $565.5 million for 2015, and a slight increase in the average cost of interest-bearing liabilities, from 0.65% for 2014 to 0.66% for 2015. The provision for loan losses decreased $277,000, from $904,000 for 2014 to $627,000 for 2015. Net charge-offs were $357,000 for the nine months ended June 30, 2015 as compared to net charge-offs of $450,000 for the same period in 2014.

Noninterest income increased $349,000 for the nine months ended June 30, 2015 as compared to the same period in 2014. The increase was due primarily to the $831,000 gain on life insurance, which more than offset decreases in net gain on trading account securities, other income and net gain on sales of available for sale securities of $367,000, $194,000 and $123,000, respectively. The decrease in other income is due primarily to a litigation settlement of $277,000 received in the 2014 period as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $212,000 for the nine months ended June 30, 2015 as compared to the same period in 2014. The increase was due primarily to increases in compensation and benefits, advertising and data processing expenses of $176,000, $138,000 and $121,000, respectively, which more than offset decreases in net loss on other real estate owned and professional fees of $207,000 and $145,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases; increased incentive compensation based on Company performance; and increased staffing as a result of the Company’s enhanced focus on U.S. Small Business Administration program lending. The increase in data processing expense is due primarily to contract termination costs of $68,000 incurred during the 2015 period. The decrease in professional fees expense is due primarily to $257,000 of expense incurred in the 2014 period for consulting services related to the revenue enhancement and operating expense efficiencies project.

The Company recognized income tax expense of $1.2 million for the nine months ended June 30, 2015, for an effective tax rate of 19.1%, as compared to income tax expense of $1.6 million, for an effective tax rate of 28.2%, for the same period in 2014. The decreases in income tax expense and the effective tax rate for the 2015 period were due primarily to a higher level of nontaxable income as a result of the gain on life insurance and the Company’s captive insurance subsidiary, which was formed in September 2014.

Comparison of Financial Condition at June 30, 2015 and September 30, 2014

Total assets increased $17.8 million, from $713.1 million at September 30, 2014 to $730.9 million at June 30, 2015. Net loans increased $13.8 million due primarily to continued growth in the Bank’s commercial real estate loan portfolio. Total deposits decreased $4.2 million due primarily to a decrease in time deposits. Borrowings from the Federal Home Loan Bank increased $15.1 million in order to provide funding for loan originations.

Stockholders’ equity increased $4.9 million, from $87.1 million at September 30, 2014 to $92.0 million at June 30, 2015. At June 30, 2015, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2015	2014	2015	2014
(In thousands, except share and per share data)

Total interest income	$6,915	$6,922	$20,848	$20,646
Total interest expense	933	873	2,816	2,683

Net interest income	5,982	6,049	18,032	17,963
Provision for loan losses	208	300	627	904

Net interest income after provision for loan losses	5,774	5,749	17,405	17,059

Total noninterest income	1,937	1,291	4,126	3,777
Total noninterest expense	5,197	5,050	15,447	15,235

Income before income taxes	2,514	1,990	6,084	5,601
Income tax expense	318	534	1,161	1,581

Net Income	$2,196	$1,456	$4,923	$4,020

Less: Preferred stock dividends declared	(43)	(43)	(129)	(129)

Net Income available to common shareholders	$2,153	$1,413	$4,794	$3,891

Net Income per share, basic	$1.00	$0.68	$2.25	$1.83
Weighted average common shares outstanding, basic	2,149,931	2,092,938	2,133,557	2,130,599

Net Income per share, diluted	$0.95	$0.64	$2.14	$1.74
Weighted average common shares outstanding, diluted	2,259,170	2,201,323	2,240,922	2,237,193

Performance ratios (annualized):
Return on average assets	1.21%	0.83%	0.91%	0.78%
Return on average equity	9.60%	6.88%	7.28%	6.40%
Return on average common stockholders' equity	11.82%	8.62%	8.98%	8.04%
Interest rate spread	3.72%	3.84%	3.74%	3.87%
Net interest margin	3.81%	3.92%	3.83%	3.95%
Efficiency ratio	65.63%	68.80%	69.71%	70.08%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2015	2014
(Dollars in thousands, except per share data)

Total assets	$730,925	$713,129
Cash and cash equivalents	21,391	20,330
Investment securities	193,798	195,435
Gross loans	454,185	440,126
Allowance for loan losses	6,520	6,250
Earning assets	664,079	649,086
Goodwill	7,936	7,936
Core deposit intangibles	1,467	1,725
Deposits	528,955	533,194
FHLB borrowings	94,626	79,548
Total liabilities	638,971	626,049
Stockholders' equity	91,954	87,080

Book value per common share	34.27	32.21
Tangible book value per common share	29.97	27.76

Non-performing assets:
Nonaccrual loans	4,764	3,804
Accruing loans past due 90 days	278	478
Troubled debt restructurings classified as performing loans	8,186	7,537
Foreclosed real estate	558	953
Other nonperforming assets	-	12

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.39%	1.40%
Allowance for loan losses as a percent of
nonperforming loans	129.31%	145.96%
Nonperforming loans as a percent of total loans	1.08%	0.96%
Nonperforming assets as a percent of total assets	1.89%	1.79%